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                                                                     EXHIBIT 4.5


                           FIRST AMENDED AND RESTATED
                          CERTIFICATE OF DESIGNATION OF
                            PREFERENCES AND RIGHTS OF
                      9% SENIOR CONVERTIBLE PREFERRED STOCK
                                       OF
                              TATHAM OFFSHORE, INC.
                    (PURSUANT TO SECTIONS 151, 242 AND 245 OF
                      THE DELAWARE GENERAL CORPORATION LAW)

         The First Amended and Restated Certificate of Designation of the Preferences and Rights of the 9% Senior Convertible Preferred Stock (this "Amendment") is executed by the Board of Directors (the "Board") of TATHAM OFFSHORE, INC., a corporation organized and existing under the General Corporation Law of the state of Delaware ("DGCL") pursuant to the authority conferred on the Board by the Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), as amended. This Amendment amends, supersedes and restates in its entirety that certain original Certificate of Designation of the Preference and Rights of the 9% Senior Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on May 15, 1996, (the "Original Designation").


                  WHEREAS, that pursuant to the authority granted and vested in the Board in accordance with the provisions of its Certificate of Incorporation, as amended to date, the Board authorized 7,500 shares of 9% Senior Convertible Preferred Stock, par value $0.01 per share (the "Senior Preferred") in the Original Designation;

                  WHEREAS, that the designation and amount of the Senior Preferred and the voting powers, preferences and relative, participating, optional and other special rights of the shares of the Senior Preferred, and the qualifications, limitations or restrictions thereof, were set forth in Exhibit B to the Original Designation.

                  WHEREAS, the Company now wishes to amend the Original Designation to provide for convertibility of the Senior Preferred Stock;

                  NOW, THEREFORE, the Company hereby certifies that the following Amendment was duly adopted by the Board as required by
         Section 242 of the Delaware General Corporation Law and is identical in form to that which was presented for adoption.

         SECTION 1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

         "Affiliate" means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For the purposes of this definition, the term "control" means with respect to any Person the power, directly or


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indirectly, to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person. "Controlled" has a meaning correlative to the foregoing.

         "Business Day" means a day which is not a Saturday, Sunday or a day on which banking institutions are legally authorized to close in the City of New York.

         "Common Stock" means the Company's common stock, $0.01 par value per share.

         "Conversion Date" means the date on which a holder of Senior Preferred Stock converts the Liquidation Preference, plus accrued and unpaid dividends thereon, of all or any portion of such holder's shares of Senior Preferred Stock into shares of Series A Preferred Stock.

         "Conversion Ratio" shall have the meaning set forth in Section 7(a). The Conversion Ratio is subject to adjustment in the manner set forth in Section 7(b).

         "Exchange Warrant" means a warrant that is issued in exchange for shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock (including all accrued and unpaid dividends thereon) at the rate of four Exchange Warrants for each share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, and which entitles the holder thereof to purchase one share of Common Stock at the Trading Reference Price, subject to adjustment.

         "Junior Dividend Securities" means the Junior Securities and any class of capital stock or series of preferred stock established by the Board, the terms of which expressly provide that such class or series ranks junior and subordinate to the Senior Preferred Stock with respect to dividends or distributions.

         "Junior Securities" shall have the meaning set forth in Section 2.

         "Liquidation Preference" means $1000.00 per share of Senior Preferred Stock.

         "Mandatory Redeemable Preferred Stock" means the Mandatory Redeemable Preferred Stock, $0.01 par value per share, of the Company, each share of which has a liquidation preference of $0.50 and is mandatorily redeemable by the Company under certain circumstances.

         "Parity Dividend Securities" means any class of capital stock or series of preferred stock established by the Board, the terms of which expressly provide that such class or series ranks on a parity with the Senior Preferred Stock with respect to dividends or distributions.

         "Parity Securities" shall have the meaning set forth in Section 2.

         "Person" shall mean any individual or any corporation, partnership (general or limited), joint stock company, business trust, limited liability company or any other type of entity, organization or association.



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         "Senior Dividend Securities" means any class of capital stock or series of preferred stock established by the Board, the terms of which expressly provide that such class or series ranks senior to the Senior Preferred Stock with respect to dividends or distributions.

         "Senior Preferred Stock" means the 9% Senior Convertible Preferred Stock, $0.01 par value per share, of the Company, each share of which shall accrue dividends at a rate of 9% on the Liquidation Preference.

         "Senior Securities" shall have the meaning set forth in Section 2.

         "Series A Preferred Stock" means the Series A 12% Convertible Exchangeable Preferred Stock, $0.01 par value per share, of the Company, each share of which shall accrue dividends at a rate of 12% per annum on the liquidation preference of $1.50 per share.

         "Series B Preferred Stock" means the Series B 8% Convertible Exchangeable Preferred Stock, $0.01 par value per share, of the Company, each share of which shall accrue dividends at a rate of 8% per annum on the liquidation preference of $1.00 per share.

         "Series C Preferred Stock" means the Series C 4% Convertible Exchangeable Preferred Stock, $0.01 par value per share, of the Company, each share of which shall accrue dividends at a rate of 4% per annum on the liquidation preference of $0.50 per share.

         "Trading Reference Price" means the closing price of the Series A Preferred Stock on the Nasdaq National Market on February 27, 1998. The Trading Reference Price may be adjusted from time to time as provided in Section 7.

         Capitalized terms used herein but not otherwise defined in this Section 1 shall have the meanings ascribed to them throughout this Amendment. Furthermore, all defined terms contained herein shall be equally applicable to both singular and plural forms of each such defined term.

         SECTION 2. DESIGNATION; RANK. This series of preferred stock shall be designated "9% Senior Convertible Preferred Stock," par value $.01 per share. The Senior Preferred Stock will rank, upon liquidation, winding-up and dissolution, (i) senior to the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Mandatory Redeemable Preferred Stock and each other class of capital stock or series of preferred stock established by the Board the terms of which do not expressly provide that such class or series ranks on a parity with the Senior Preferred Stock as to rights upon liquidation, winding-up and dissolution (collectively referred to as "Junior Securities"); (ii) on a parity with each other class of capital stock or series of preferred stock established by the Board the terms of which expressly provide that such class or series will rank on a parity with the Senior Preferred Stock as to rights upon liquidation, winding-up and dissolution (collectively referred to as "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock established by the Board the terms of which expressly provide that such class or series will rank senior to the Senior Preferred Stock. With respect to dividends or distributions, the Senior Preferred Stock will rank (i) senior to the Junior Securities and any other Junior



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Dividend Securities; (ii) on parity with any Parity Dividend Securities; and
(iii) junior to the Senior Dividend Securities. The Company will have the right to issue shares of Junior Securities and Junior Dividend Securities without the approval or consent of the holders of Senior Preferred Stock. The Company will not have the right to issue shares of Senior Securities, Parity Securities, Parity Dividend Securities or Senior Dividend Securities without the prior written consent of a majority of the holders of Senior Preferred Stock.

         SECTION 3. AUTHORIZED NUMBER. The number of shares constituting the Senior Preferred Stock shall be 7,500 shares.

         SECTION 4. DIVIDENDS. Holders of shares of the Senior Preferred Stock will be entitled to receive, when, as and if declared by the Board out of funds of the Company legally available for payment, cash dividends at an annual rate of 9% of the Liquidation Preference (or $90.00 per share, subject to adjustment), payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 1996. Each dividend will be payable to holders of record as they appear on the stock register of the Company on a record date, not more than 60 nor less than 10 days before the payment date, fixed by the Board. Dividends will accumulate and be cumulative from and after February 1, 1996. Dividends payable on the Senior Preferred Stock for each full dividend period will be computed by annualizing the dividend rate and dividing by four. Dividends payable for the first dividend period and any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Senior Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends.

         No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Dividend Securities for any period unless full cumulative dividends shall have been paid or set apart for such payment on the Senior Preferred Stock. If full dividends are not so paid, the Senior Preferred Stock shall share dividends pro rata with the Parity Dividend Securities so that in all cases the amount of dividends declared per share on the Senior Preferred Stock and Parity Dividend Securities bear to each other the same ratio that the accumulated dividends per share on the shares of Senior Preferred Stock and Parity Dividend Securities bear to each other. No dividends may be paid or set apart for such payment on Junior Dividend Securities (except dividends on Junior Dividend Securities in additional shares of Junior Dividend Securities) and no Junior Dividend Securities may be repurchased, redeemed or otherwise acquired nor may funds be set apart for payment with respect thereto, if full dividends have not been paid on the Senior Preferred Stock. Notwithstanding the foregoing, the Company may redeem, purchase or otherwise acquire Junior Dividend Securities (a) by conversion into, exchange for, or out of the cash proceeds from the exercise of Exchange Warrants or the substantially concurrent offering of, Junior Dividend Securities or (b) in the ordinary course of business pursuant to the terms of any employee stock incentive plan adopted by the Board.

         SECTION 5. LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any payment or distribution of assets is made on any Junior Securities, the holders of Senior Preferred Stock shall receive an


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amount equal to the Liquidation Preference per share plus an amount equal to all accrued and unpaid dividends thereon through the date of distribution, and the holders of any Parity Securities shall be entitled to receive an amount equal to the full respective liquidation preferences (including any premium) to which they are entitled. If, upon such a voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to pay in full the amounts described above as payable with respect to the Senior Preferred Stock and any Parity Securities, the holders of the Senior Preferred Stock and such Parity Securities will share ratably in any such distribution of assets of the Company first in proportion to their respective liquidation preference amounts until such amounts are paid in full. After payment of any such liquidation preference amounts, the shares of Senior Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither the sale, lease, exchange or transfer of all or substantially all of the assets of the Company for cash, securities or other property, nor the merger, consolidation or other business combination of the Company into or with any other corporation or entity, will be deemed to be a liquidation, dissolution or winding up of the Company.

         SECTION 6. VOTING RIGHTS. The holders of record of Senior Preferred Stock shall not be entitled to any voting rights except as required by law.

         SECTION 7.  CONVERSION.

         (a) Right to Convert. Beginning on February 27, 1998, each outstanding share of Senior Preferred Stock may be converted by the record holder thereof, at any time and from time to time, into such number of whole shares of Series A Preferred Stock as is equal to (i) the Liquidation Preference plus any accrued and unpaid dividends thereon through the Conversion Date divided by (ii) the Trading Reference Price (the "Conversion Ratio").

         (b) Adjustments. The Conversion Ratio and Trading Reference Price (as appropriate) are subject to adjustment from time to time as follows:

                  (i) In case the Company shall (A) pay a dividend or make a distribution on Series A Preferred Stock in shares of Series A Preferred Stock, (B) subdivide its outstanding shares of Series A Preferred Stock into a greater number of shares or (C) combine its outstanding shares of Series A Preferred Stock into a smaller number of shares, the Conversion Ratio in effect immediately prior to such action shall be adjusted so that the holder of any share of Senior Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Series A Preferred Stock which such holder would have been entitled to receive immediately following such action had such share of Senior Preferred Stock been converted immediately prior thereto.

                  (ii) (A) In case the Company shall issue rights, warrants or options to all holders of Series A Preferred Stock entitling them (for a period expiring within 45 days after the record date therefor) to subscribe for or purchase shares of Series A Preferred Stock at a price per share less than the current market price per share (as determined pursuant to subsection (iv) below) of the Series A Preferred Stock on the record date mentioned below, the Trading Reference Price shall be adjusted to a price, computed to




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         the nearest cent, so that the same shall equal the price determined by multiplying the Trading Reference Price by a fraction, of which (1) the numerator shall be the sum of (a) the number of shares of Series A Preferred Stock (excluding treasury shares, if any) outstanding on the record date for the issuance of such rights, warrants or options, plus
         (b) the number of shares that the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such current market price (determined by multiplying such total number of shares by the sum of the exercise price of such rights, warrants or options plus the fair market value of any consideration paid to the Company for such rights, warrants or options and dividing the product so obtained by such current market price), and of which (2) the denominator shall be the sum of (a) the number of shares of Series A Preferred Stock (excluding treasury shares, if any) outstanding on the record date for the issuance of such rights, warrants or options, plus (b) the number of additional shares of Series A Preferred Stock that are so offered for subscription or purchase.

                  (B) If at any time the Company shall (except as hereinafter provided) issue or sell, any rights, warrants or options to subscribe for or purchase shares of Series A Preferred Stock at a price per share less than the current market price (as determined pursuant to subsection (iv) below) of the Series A Preferred Stock in effect immediately prior to the time of such issuance, then the Trading Reference Price shall be adjusted as provided in Section 7(b)(ii)(A) on the basis that (1) the maximum number of shares of Series A Preferred Stock issuable pursuant to all such rights, warrants or options shall be deemed to be outstanding immediately following such issuance, (2) the price per share for such shares of Series A Preferred Stock shall be deemed to be the lowest possible price per share in any range of prices per share at which such shares of Series A Preferred Stock are available to such holders, (3) the number of shares of Series A Preferred Stock outstanding for purposes of calculating the adjustment as set forth in Section 7(b)(ii)(A) shall be the number of shares of Series A Preferred Stock outstanding as of the date of issuance of such rights, warrants or options, and (4) the Company shall be deemed to have received all of the consideration payable therefor, if any, as of the date of the actual issuance of such rights, warrants or options. No further adjustments of the Trading Reference Price shall be made upon the actual issuance of such Series A Preferred Stock or upon exercise of such warrants, options or other rights. In addition, no adjustment of the Trading Reference Price shall be made under this Section 7(b)(ii)(B), if any such adjustment shall previously have been made upon the issuance of such rights, warrants or options pursuant to
         Section 7(b)(ii)(A).

                  (C) If at any time the Company shall (except as hereinafter provided) issue or sell, any rights, warrants or options to subscribe for or purchase shares of Common Stock at price per share less than the current market price (as determined pursuant to subsection (iv) below) of the Common Stock in effect immediately prior to the time of such issuance, then the Trading Reference Price shall be adjusted to a price, computed to the nearest cent, so that the same shall equal the price determined by multiplying the Trading Reference Price by a fraction, of which (1) the numerator shall be the sum of (a) the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of the issuance of such rights, warrants or options plus (b) the number of shares




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         that the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase as at the current market price (determined by multiplying such total number of shares by the sum of the exercise price of such rights, warrants or options plus the fair market value of any consideration paid to the Company for such rights, warrant or options plus the fair market value of any consideration paid to the Company for such rights, warrants or options and dividing the product so obtained by the current market price for the Common Stock) and of which (2) the denominator shall be the sum of
         (a) the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights, warrants or options, plus (b) the number of additional shares of Common Stock that are so offered for subscription or purchase. Such adjustment shall be computed on the basis that (X) the maximum number of shares of Common Stock issuable pursuant to all such rights, warrants or options shall be deemed to be outstanding immediately following such issuance, (Y) the price per share for such shares of Common Stock shall be deemed to be the lowest possible price per share in any range of prices per share at which such shares of Common Stock are available to such holders and
         (Z) the Company shall be deemed to have received all of the consideration payable therefor, if any, as of the date of the actual issuance of such rights, warrants or options.

                  (D) The adjustments provided for in this subsection (ii) shall become effective immediately (except as provided in subsection (v) below) after the record date for the determination of holders entitled to receive such rights, warrants or options in the case of adjustments made pursuant to subsection (ii)(A) or after the issuance of such rights, options or warrants in the case of adjustments made pursuant to subsection (ii)(B) or (C). However, upon the expiration of any right, warrant or option to purchase Series A Preferred Stock or Common Stock, as applicable, the issuance of which resulted in an adjustment in the Trading Reference Price pursuant to this subsection (ii), if any such right, warrant or option shall expire and shall not have been exercised, the Trading Reference Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Trading Reference Price made pursuant to the provisions of this Section after the issuance of such rights, warrants or options) had the adjustment of the Trading Reference Price made upon the issuance of such rights, warrants or options been made on the basis of offering for subscription or purchase only that number of shares of Series A Preferred Stock or Common Stock, as applicable, actually purchased upon the exercise of such rights, warrants or options actually exercised.

                  (iii) In case the Company shall distribute to all holders of Series A Preferred Stock evidences of indebtedness or other assets (other than cash dividends paid out of earned surplus of the Company or, if there shall be no earned surplus, out of net profits for the fiscal year in which the dividend is made and/or the preceding fiscal year) or rights, warrants or options to subscribe to securities (other than those referred to in subsection (ii) above), then in each such case the Trading Reference Price shall be adjusted so that the same shall equal the price determined by multiplying the Trading Reference Price in effect immediately prior to the record date of such distribution by a


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         fraction of which the numerator shall be the current market price per share (determined as provided in subsection (iv) below) of the Series A Preferred Stock on the record date mentioned below less the then fair market value (as determined by the Board in good faith, whose determination shall be conclusive) of the portion of the assets and evidences of indebtedness so distributed or of such subscription rights, warrants or options applicable to one share of Series A Preferred Stock, and of which the denominator shall be such current market price per share of the Series A Preferred Stock. For the purposes of this subsection (iii), in the event of a distribution of shares of capital stock or other securities of any subsidiary as a dividend on shares of Series A Preferred Stock, the then fair market value of the shares or other securities so distributed shall be deemed to be the market value of such shares or other securities. Such adjustment shall become effective immediately, except as provided in subsection (v) below, after the record date for the determination of stockholders entitled to receive such distribution.

                  (iv) For the purpose of any computation under subsections (ii) and (iii) above, the current market price per share of Series A Preferred Stock or Common Stock, as applicable, on any date shall be deemed to be (1) if there shall then be a public market for the Series A Preferred Stock or Common Stock, as applicable, the average of the daily closing prices of a share of Series A Preferred Stock or Common Stock for the 20 consecutive trading days ending on the last trading day prior to the date of determination. The closing price for each day shall be the last closing price of the Series A Preferred Stock or Common Stock on the Nasdaq National Market or, if the Series A Preferred Stock or Common Stock is not listed on the Nasdaq National Market, the principal stock exchange on which the Series A Preferred Stock or Common Stock is then listed or admitted for trading; provided, however, that if no sales take place on any such day on the Nasdaq National Market or any such exchange, the closing price shall be deemed to be the average of the last reported closing bid and asked prices on such day as officially quoted on the Nasdaq National Market or any such exchange, if such bid and asked prices are officially quoted, or if the Series A Preferred Stock or Common Stock is not listed or admitted to trading on the Nasdaq National Market or any stock exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the Nasdaq Stock Market or the National Quotation Bureau, Inc. or, if neither such entity at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business or (2) if there shall then be no public market for the Series A Preferred Stock or Common Stock, as applicable, the fair market value per share of the Series A Preferred Stock or Common Stock on such date as determined reasonably and in good faith by the board of directors of the Company, such fair market value to be determined by reference to the cash price that would be paid between a fully informed buyer and seller under no compulsion to buy or sell.

                  (v) In any case in which this Section shall require that an adjustment be made immediately following a record date, the Company may elect to defer the effectiveness of such adjustment (but in no event until a date later than the effective time of the event giving rise to such adjustment), in which case the Company shall, with respect to any security converted after such record date and before such adjustment shall have become



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         effective (A) defer making any cash payment or issuing to the holder of such security the number of shares of Series A Preferred Stock and other capital stock of the Company issuable upon such conversion in excess of the number of shares of Series A Preferred Stock and other capital stock of the Company issuable thereupon only on the basis of the Trading Reference Price prior to adjustment, and (B) not later than five Business Days after such adjustment shall have become effective, pay to such holder the appropriate cash payment and issue to such holder the additional shares of Series A Preferred Stock and other capital stock of the Company issuable on such conversion.

                  (vi) No adjustment in the Trading Reference Price shall be required if holders of Senior Preferred Stock are to participate in the transaction on a basis and with notice that the Board determines in good faith to be fair and appropriate in light of the basis and notice on which holders of Series A Preferred Stock or Common Stock participate in the transaction. All calculations under this Section shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Notwithstanding anything in this Section 7 to the contrary, the Trading Reference Price shall not be reduced to less than the then existing par value of the Series A Preferred Stock or Common Stock, as applicable, as a result of any adjustment made hereunder.

                  (vii) Whenever the Conversion Ratio and/or Trading Reference Price are adjusted or are required to be adjusted as herein provided, the Company shall promptly mail or cause to be mailed to each holder of Senior Preferred Stock at such holder's address as the same appears on the stock register of the Company a notice setting forth the Conversion Ratio and/or, if determinable, the Trading Reference Price after such adjustment and setting forth in reasonable detail the facts requiring such adjustment and the calculations on which the adjustment is based, which notice shall be conclusive evidence of the correctness of such adjustment.

                  (viii) To the extent permitted by law, the Company from time to time may reduce the Trading Reference Price by any amount for any period of at least 20 days (or such other period as may then be required by applicable law). No reduction in the Trading Reference Price pursuant to this Section 7(b)(viii) shall become effective unless the Company shall have mailed a notice, at least 15 days prior to the date on which such reduction is scheduled to become effective, to each holder of shares of the Senior Preferred Stock. Such notice shall be given by first class mail, postage prepaid, at such holder's address as the same appears on the stock register of the Company.

                  (ix) At its option, the Company may make such reduction in the Trading Reference Price, in addition to those otherwise required by this Section 7, as the Board deems advisable to avoid or diminish any income tax to holders of Series A Preferred Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes; provided, however, that any such reduction shall not be effective until written evidence of the action of the Board authorizing such reduction shall be filed with the secretary of the Company and notice thereof shall have been given by first class mail, postage prepaid, to each holder of shares



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         of the Senior Preferred Stock at such holder's address as the same appears on the stock register of the Company.

                  (x) Upon determination of the Trading Reference Price, the Company shall make any adjustments thereto as required by Sections 7(ii) and (iii), including, without limitation, any adjustments which became effective prior to the date such Trading Reference Price was determined, and shall promptly mail or cause to be mailed to each holder of Senior Preferred Stock notice thereof as set forth in subsection (vii).

         (c) Consolidation, Merger or Sale of Assets. If any transaction shall occur, including without limitation (i) any recapitalization or reclassification of shares of Series A Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Series A Preferred Stock), (ii) any consolidation or merger of the Company with or into another person or any merger of another person into the Company (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of Series A Preferred Stock), (iii) any sale or transfer of all or substantially all of the assets of the Company (other than a sale-leaseback, farm-out, collateral assignment, mortgage or other similar financing transaction), or (iv) any compulsory share exchange, pursuant to any of which holders of Series A Preferred Stock shall be entitled to receive other securities, cash or other property, then there shall be no adjustment in the Conversion Ratio or Trading Reference Price but appropriate provision shall be made so that the holder of each share of Senior Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer, or share exchange by a holder of the number of shares of Series A Preferred Stock issuable upon conversion of such share of Senior Preferred Stock immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange assuming such holder of Series A Preferred Stock failed to exercise such holder's rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange (provided that if the kind or amount of securities, cash or other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The Company shall not enter into any such merger, consolidation or sale unless the company formed by such consolidation or resulting from such merger or that acquires such assets or that acquires the Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments that, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the relevant adjustments provided for in this Section 7.

         (d) Accrued Dividends and Fractional Shares. Dividends shall cease to accrue on shares of Senior Preferred Stock surrendered for conversion into Series A Preferred Stock. No



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

fractional shares of Series A Preferred Stock shall be issued upon conversion of Senior Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company, at its option and in its sole discretion, shall either (i) aggregate all fractional share interests held by a holder and pay cash equal to such remaining fractional interest multiplied by the fair market value of such share at the time of conversion or (ii) round such fractional interest up to the next whole share.

         (e) Mechanics of Conversion. Before any holder of Senior Preferred Stock shall be entitled to convert the same into shares of Series A Preferred Stock and to receive a certificate therefor, such holder shall (i) surrender the certificate or certificates for the Senior Preferred Stock to be converted, duly endorsed, at the office of the Company or of any transfer agent for the Senior Preferred Stock, (ii) give written notice to the Company at such office that such holder elects to convert the same and (iii) provide the Company with such other transfer instruments as may be required by the Company. The Company shall as promptly as practicable after receipt of such deliveries, issue and cause to be delivered to such holder of Senior Preferred Stock (or to any other person specified in the notice delivered by such holder), a certificate or certificates for the number of shares of Series A Preferred Stock to which such holder shall be entitled as aforesaid and a check, if applicable, payable to the holder for the cash amounts, if any, payable as the result of a conversion into fractional shares of Series A Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Senior Preferred Stock to be converted, and the person or persons entitled to receive the shares of Series A Preferred Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Series A Preferred Stock on such date. In case any certificate for shares of Senior Preferred Stock shall be surrendered for conversion of only a part of the shares represented thereby, the Company shall as promptly as practicable deliver to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Senior Preferred Stock represented by such surrendered certificate which are not being converted. Notwithstanding the foregoing, the Company shall not be obligated to issue certificates evidencing the shares of Series A Preferred Stock issuable upon such conversion unless the certificates evidencing the Senior Preferred Stock are either delivered to the Company or its transfer agent or the Company or its transfer agent shall have received evidence satisfactory to it evidencing that such certificates have been lost, stolen or destroyed and the holder of such Senior Preferred Stock executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The issuance of certificates of shares of Series A Preferred Stock issuable upon conversion of shares of Senior Preferred Stock shall be made without charge to the converting holder for any tax imposed in respect of the issuance thereof; provided, however, that the Company shall not be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Senior Preferred Stock being converted.

         SECTION 8. STATUS OF REACQUIRED SHARES. If shares of the Senior Preferred Stock are converted pursuant to Section 7 hereof, the shares so converted shall, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of preferred stock of the Company.

         SECTION 9. RESERVED SHARES. So long as any shares of Senior Preferred Stock remain outstanding, the Company covenants and agrees (i) upon determination of the number of shares of Series A Preferred Stock issuable upon conversion of the Senior Preferred Stock, to keep reserved for issuance in connection with the conversion of the Senior Preferred Stock a number of authorized but unissued shares of Series A Preferred Stock at least equal to the number of shares of Series A Preferred Stock issuable upon conversion of all of the Senior Preferred Stock outstanding from time to time and (ii) upon determination of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock into which the Senior Preferred Stock is convertible, to keep reserved for issuance in connection with the conversion of such Series A Preferred Stock a number of authorized but unissued shares of Common Stock at least equal to the number of shares of Common Stock issuable upon conversion of (a) all of the Series A Preferred Stock outstanding from time to time and (b) all of the shares of Series A Preferred Stock issuable upon conversion of the Senior Preferred Stock.

         SECTION 10. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first class mail, postage prepaid and addressed as follows: (i) in the case of a holder of the Senior Preferred Stock, to such holder's address of record, and (ii) in the case of the Company, to the Company's principal executive offices to the attention of the Company's secretary.

         SECTION 11. AMENDMENTS AND WAIVERS. Any right, preference, privilege or power of, or restriction provided for the benefit of, the Senior Preferred Stock set forth herein may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the vote or consent of the holders of a majority of the shares of Senior Preferred Stock then outstanding, and any amendment or waiver so effected shall be binding upon the Company and all holders of the Senior Preferred Stock.

         SECTION 12. PREEMPTIVE RIGHTS. The Senior Preferred Stock is not entitled to any preemptive rights with respect of any securities of the Company.

         SECTION 13. SEVERABILITY OF PROVISIONS. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

         IN WITNESS WHEREOF, Tatham Offshore, Inc. has caused this Amendment to be duly executed by its duly authorized officer and attested by its secretary this 4th day of March, 1998.

                                         TATHAM OFFSHORE, INC.



                                      By:           /s/ A. GAUTREAUX, JR.
                                                   ----------------------------
                                      Printed Name: Antoine Gautreaux, Jr.
                                                   ----------------------------
                                      Title:        Chief Operating Officer
                                                   ----------------------------


ATTEST:

/s/ DENNIS A. KUNETKA
-------------------------------------
Printed Name: Dennis A. Kunetka
             ------------------------
Title:        Chief Financial Officer
             ------------------------







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